Exhibit 99.1

NEWS RELEASE

For Immediate Release

For Further Information Contact:
Craig Stilwell, Executive Vice President
304-769-1113
craig.stilwell@bankatcity.com

Shenandoah University business students and faculty enjoy special opportunity to attend City National Bank’s annual shareholder meeting
First time a publicly traded company holds annual meeting on local campus

Winchester, VA (May 2, 2016) — For the first time ever, students and faculty of Shenandoah University’s Byrd School of Business attended the annual meeting of a publicly traded company when City Holding Company held its Annual Shareholder Meeting at the university Wednesday, April 27th. Shenandoah students and faculty also participated in a symposium on “Corporate Governance: The Real Story,” led by a number of City Holding’s top leaders.
“We were fortunate to have City National Bank executives come to campus for an intensive, two-day visit,” said Miles Davis, dean, Byrd School of Business. “This rare opportunity allowed our students to build on classroom learnings, enhancing their education with valuable real-world experience.”
City Holding Company, known widely as City National Bank, is one of the 150 largest publicly traded banks in the US and is one of the most profitable large community banks.
By attending City’s shareholder meeting as well as the public portion of City’s monthly board meeting – both conducted on the Shenandoah Auditorium stage – students and faculty observed firsthand the actions necessary to run a large publicly traded bank. Students saw directors playing their critical roles of corporate oversight.
“Sitting in on such an important company’s event is a huge deal. The fact that they not only allowed the meeting to be open, but put together a presentation for the students was very impressive,” said Jack Clauser, a senior and Economics and Finance major at the business college. “It was also such an honor to get to speak with the CEO and learn more about the company itself. He did a fantastic job sharing his knowledge and experiences with us. I am proud to be a part of a school that provides us with these opportunities.”
Immediately prior to the shareholder meeting, students attended a special symposium on Corporate Governance: The Real Story. The Company’s chairman and other bank leaders presented an interactive session on how corporations are organized and governed, the role of the board, how public companies communicate with shareholders, and how and why annual shareholder meetings are conducted. They addressed challenging topics facing publicly traded companies, such as activist shareholders. Board Chairman Dallas Kayser teamed up with City’s Chief Financial Officer Dave Bumgarner, City’s General Counsel Brace Mullett, City’s Corporate Secretary Vikki Faw, and Lang Johnston, president of Corporate Election Services.
“We thank Shenandoah University for inviting us to campus and allowing us several opportunities to interact with the students,” said Charles Hageboeck, CEO of City National Bank. “My favorite part was meeting the students and conducting the session in a public setting and explaining the purpose of each action taken by the board as we moved through the agenda.”
A day earlier, CEO Hageboeck taught two courses in Business Policy & Strategy. He and other City leaders also met with students to talk about the “Current State of Banking Careers.” Students gained insights into the “hot jobs” in banking and the skills necessary to be successful in these jobs.
“This experience has been great for the faculty as well as for our students. It’s not every day that we get to participate in the annual meeting of a major publicly traded company. Plus, the City leaders took a lot of extra time to engage with our students and share their knowledge and experience with them. In the Byrd School of Business we strive to provide our students with meaningful experiential learning opportunities. The event did just that by bringing the real world of business into our school and had a valuable impact on our students’ learning,” said Bogdan Daraban, Associate Professor of Economics.
About City Holding Company
City Holding Company, the parent company of City National Bank, is among the strongest and most financially sound in the nation. Headquartered in Charleston, WV, the bank has 85 locations throughout West Virginia, Kentucky, Virginia and Ohio – and 12 locations are within 30 miles of Shenandoah University. Founded in 1957, City National today employs approximately 875 professionals. City Holding Company’s common stock, traded on the NASDAQ stock exchange, is valued at approximately $700 million.
 About Shenandoah University
Shenandoah University, established in 1875, is a private, nationally recognized applied liberal arts university that offers a close-knit community rich in creative energy and intellectual challenge. Its approximately 4,000 students enroll across more than 90 programs in seven schools. The Harry F. Byrd, Jr. School of Business educates its students to become successful, principled leaders with a global perspective. Students graduate with confidence in their ability to solve problems, be effective communicators, and work successfully as individuals and team members.